CEPHAS HOLDING CORP .
2942 North 24th Street Ste. 114-508
Phoenix, AZ 85016

TO ALL STOCKHOLDERS OF CEPHAS HOLDING CORP:

The purpose of this Information Statement is to notify you that the holders of shares representing a majority of the voting securities of Cephas Holding Corp, Inc., a Delaware corporation (referred to herein as the “Company”, “we”, “us” and “our”), as of October 11, 2011 (the “Record Date”), have given their written consent to resolutions adopted by the Board of Directors (i) to approve a reverse stock split of all the outstanding shares of the Company’s common stock, par value $0.001 per share (the “Common Stock”), at an exchange ratio of one for two hundred and fifty (1:250) the “Reverse Stock Split”. This Information Statement is first being mailed to stockholders of the Company on or about  October __, 2011.  The Reverse Stock Split will not become effective until at least twenty (20) days after the initial mailing of this Information Statement.

Delaware corporation law permits holders of a majority of the voting power to take stockholder action by written consent. Accordingly, the Company will not hold a meeting of its stockholders to consider or vote upon the Reverse Stock Split and Authorized Share Amendment and the Corporate Name Change as described in this Information Statement.

The principal executive office of the Company is located at 2942 North 24th Street Ste. 114-508 Phoenix, AZ 85016.  The telephone number of the principal executive office of the Company is (623) 738-5792.

WE ARE NOT ASKING YOU FOR A PROXY AND YOU ARE REQUESTED NOT TO SEND US A PROXY . Because the written consent of holders of a majority of our voting power satisfies all applicable stockholder voting requirements, we are not asking you for a proxy; please do not send us one.

The accompanying information statement is for information purposes only. Please read it carefully

By Order of the Board of Director

/s/ Peter Klamka
Peter Klamka,
Chief Executive Officer, President and Chairman

CEPHAS HOLDING CORP
2942 North 24th Street Ste. 114-508
Phoenix, AZ 85016
Tel No. (623) 738-5792
Fax No. 734-424-2624

INFORMATION STATEMENT

WE ARE NOT ASKING YOU FOR A PROXY AND
YOU ARE REQUESTED NOT TO SEND US A PROXY.

This information statement is being mailed on or about_______, 2011, to the stockholders of record of Cephas Holding Corp. at the close of business on September 30, 2011. This information statement is being sent to you for information purposes only. No action is requested or required on your part. This information statement constitutes notice to our stockholders of corporate action by stockholders without a meeting, as required by Section 228 of the Delaware General Corporation Law.

This information statement is being furnished to you to inform you that holders of shares representing a majority of the voting power of shares of our securities, have adopted, by written consent, resolutions authorizing us to amend the Cephas Holding Corp.. Certificate of Incorporation.

As of the close of business on October 10, 2011, we had 300,000,000 shares of common stock authorized, of which 196,283,679 shares were outstanding, and  2,000,000 shares of preferred stock authorized, of which there were 2,000,000 shares outstanding. Each outstanding share of common stock is entitled to one vote per share and each outstanding share of Series B, Series C and Series D Preferred Stock is entitled to 10, 100 and 135 votes per share, respectively.

The approval of a majority of all outstanding votes is required for us to be able to approve and adopt an amendment to the Certificate of Incorporation. Under Delaware law and our organizational documents, we are entitled to obtain that approval by written consent. We have obtained written consents approving the amendment to the Certificate of Incorporation from stockholders holding approximately 51.2% of the voting power of our securities on the record date.

We will bear the expenses relating to this information statement, including expenses in connection with preparing and mailing this information statement and all documents that now accompany or may in the future supplement it. We contemplate that brokerage houses, custodians, nominees, and fiduciaries will forward this information statement to the beneficial owners of our common stock held of record by these persons and we will reimburse them for their reasonable expenses incurred in this process.

Only one information statement is being delivered to multiple stockholders sharing an address, unless we have received contrary instructions from one or more of the stockholders. We will undertake to deliver promptly upon written or oral request a separate copy of the information statement to a stockholder at a shared address to which a single copy of the information statement was delivered. You may make a written or oral request by sending a written notification to our principal executive offices stating your name, your shared address, and the address to which we should direct the additional copy of the information statement or by calling our principal executive offices at 2942 North 24th Street Ste. 114-508 Phoenix, AZ 85016 or Fax at 734-424-2624. If multiple stockholders sharing an address have received one copy of this information statement and would prefer us to mail each stockholder a separate copy of future mailings, you may send notification to or call our principal executive offices. Additionally, if current stockholders with a shared address received multiple copies of this information statement and would prefer us to mail one copy of future mailings to stockholders at the shared address, notification of that request may also be made by mail or telephone call to our principal executive offices.

On October 10, 2011 (the “Record Date”), holders of shares representing a majority of the voting securities of the Company have given their written consent to resolutions adopted by the Board of Directors (i) to approve a reverse stock split of all the outstanding shares of the Company’s common stock, par value $0.001 per share (the “Common Stock”), at an exchange ratio of one for two hundred and fifty (1:250) the “Reverse Stock Split”.

VOTING SECURITIES

Pursuant to Cephas Holding Corps Bylaws and the Delaware General Corporation Law, a vote by the holders of at least a majority of the Company’s outstanding votes is required to effect the action described herein. The Company’s articles of incorporation does not authorize cumulative voting. As of the record date, the Company had 196, 283, 679 voting shares of common stock issued and outstanding and 2,000,000 shares of preferred stock issued and outstanding of which the common stock was entitled to 196,283,679  votes and the preferred stock was entitled to 158,277,500 votes, 177,280,590 votes are required to pass this stockholder resolutions. The consenting stockholders are entitled to 181,693,920 votes, which represents approximately 51.2% of the issued and outstanding votes with respect to the Company’s shares of common stock and preferred stock on the record date.  Pursuant to Section 228 of the Delaware General Corporation Laws, the consenting stockholders voted in favor of the actions described herein in a unanimous written consent, dated February 22, 2010. No consideration was paid for the consent. The consenting stockholders’ name, affiliations with the Company, and their beneficial holdings are as follows:

Name	Affiliation	Shares Beneficially Held	Percentage
Peter Klamka (1)	Chief Executive Officer, President and Chairman	163,517,500(1)	46.1%*
Quaterback Development LLC (2)	None	2,000,000.5%
Eric Joffe	Employee	2,109,920.6%
Lisa L. Black	None	1,250,000.25%
Live IR (3)	None	7,200,000	2%
Joe Klamka	None	401,500.1%
Worldbridge Partners (4)	None	5,000,000
Total		181,478,920	51.2%*

The address of each of the above shareholders is in care of Cephas Holding Corp. at the corporate address of 2942 N. 24th St. #114 Phoenix, AZ 85106

(1)   Includes 1,240,000 shares of common stock held directly by Peter Klamka, 4,000,000 shares of common stock held by Barton PK, LLC, a limited liability company owned and controlled by Peter Klamka; 850,000 shares of Series B preferred stock which has 10 votes per share, 147,775 shares of Series C preferred stock which has 100 votes per share; and 1,000,000 shares of Series D preferred stock which has 135 votes per share.

(2)    RJ Klamka is the managing member of Quarterback Development, LLC.

(3)    Brandon Wynn is the President of LiveIR.

(4)    Lou Mastromatteo is the President of Worldbridge Partners.

DISSENTERS’ RIGHT OF APPRAISAL

Under Delaware law and our articles of incorporation and bylaws, no stockholder has any right to dissent to the proposed amendment to the Plan, and no stockholder is entitled to appraisal of or payment for their shares of our stock.

INFORMATION REGARDING THE PROPOSAL

GENERAL

The proposals to amend the Company's certificate of incorporation are described below. A copy of the certificate of amendment effecting the changes contemplated by the proposals, is attached to this information statement as Exhibit A.

Reasons for the Reverse Stock Split

The Board believes that the increased market price of the Common Stock expected as a result of implementing the Reverse Stock Split will improve the marketability and liquidity of the Common Stock and will encourage interest and trading in the Common Stock.  Because of the trading volatility often associated with low-priced stocks, many brokerage houses and institutional investors have internal policies and practices that either prohibit them from investing in low-priced stocks or tend to discourage individual brokers from recommending low-priced stocks to their customers.  Some of those policies and practices may function to make the processing of trades in low-priced stocks economically unattractive to brokers.  Additionally, because brokers’ commissions on low-priced stocks generally represent a higher percentage of the stock price than commissions on higher-priced stocks, the current average price per share of the Common Stock can result in individual stockholders paying transaction costs representing a higher percentage of their total share value than would be the case if the share price were substantially higher.  It should be noted that the liquidity of the Common Stock may be adversely affected by the Reverse Stock Split given the reduced number of shares that would be outstanding after the Reverse Stock Split.  The Board anticipates, however, that the expected higher market price will reduce, to some extent, the negative effects on the liquidity and marketability of the Common Stock inherent in some of the policies and practices of institutional investors and brokerage houses described above.

Possible Risks Associated with the Reverse Stock Split

There can be no assurance that the total market capitalization of the Common Stock (the aggregate value of all the Company’s Common Stock at the then market price) after the Reverse Stock Split and Authorized Share Amendment will be equal to or greater than the total market capitalization before the Reverse Stock Split or that the per share market price of the Company’s Common Stock following the Reverse Stock Split will either equal or exceed the current per share market price.

There can be no assurance that the Reverse Stock Split will increase the market price of our Common Stock or that any increase will be proportional to the reverse-split ratio.  Accordingly, the total market capitalization of our Common Stock immediately after the Reverse Stock Split or at any time thereafter could be lower than the total market capitalization before the Reverse Stock Split.

The percentage decline in the market price of our Common Stock after the Reverse Stock Split might be greater than it would have been in the absence of the Reverse Stock Split, and the liquidity of our Common Stock could be adversely affected following such the Reverse Stock Split.

If the Reverse Stock Split is effected, and the market price of our Common Stock declines, the percentage decline may be greater than would occur in the absence of the Reverse Stock Split. The market price of our Common Stock, however, will reflect our performance, as well as other factors unrelated to the number of shares outstanding. Furthermore, the liquidity of our Common Stock could be adversely affected by the reduced number of shares that would be outstanding after the Reverse Stock Split. Reducing the amount of shares available for trading can reduce the shares’ liquidity, although the board of directors expects that this effect would not occur in this particular case.

Any increased per-share stock price resulting from the Reverse Stock Split might not make our shares more attractive to investors, so the Reverse Stock Split might not improve the trading liquidity of our Common Stock.

Although the Board believes that a higher stock price might help generate increased investor interest in our shares, there can be no assurance of such an outcome, so greater trading in our stock, and the increased liquidity in the market for our stock that we hope greater trading will engender, might not materialize.

Effects of the Reverse Stock Split

Upon the effectiveness of the Reverse Stock Split, each stockholder will beneficially own a reduced number of shares of Common Stock.  However, the Reverse Stock Split will affect all of the Company’s stockholders uniformly and will not affect any stockholder’s percentage ownership interests, except to the extent that the Reverse Stock Split results in any of the stockholders owning a fractional share as described below.  The number of stockholders of record will also not be affected by the Reverse Stock Split.

On the record date, we had 196,283,679 shares of our common stock issued and outstanding. The Amendment provides that each ten (250) shares of our common stock outstanding immediately prior to the effective date of the amendments (the "Old Shares") will be automatically converted into one (1) share of our common stock (the "New Shares"), thereby reducing the number of outstanding shares of our common stock to approximately 785,134 shares, subject to rounding or the issuance of additional shares of our common stock. The reverse stock split Amendment does not change the par value of our common stock or the number of shares of our common stock authorized for issuance.

Exchange of Certificate and Elimination of Fractional Share Interests

Upon the effectiveness of the Reverse Stock Split and Authorized Share Amendment, each one hundred ten (110) shares of our Common Stock will automatically be changed into one share of Common Stock.  Holders of our Common Stock will not be required to exchange their certificates representing shares of Common Stock held prior to the Reverse Stock Split for new certificates representing shares of Common Stock.  Therefore, it is not necessary for you to send us your stock certificates.  If, however, a stockholder wishes to exchange such stockholder’s certificates, the stockholder may do so by surrendering its certificate to the Company’s transfer agent with a request for a replacement certificate and the appropriate stock transfer fee.

The Company’s transfer agent is: Corporate Stock Transfer. Their address is 3200 Cherry Creek Drive South, Suite 4D,  Denver, CO 80209.  (303)-282-4800 tel and (303)-282-5800 fax.

The Company will not issue any fractional share interests as a result of the Reverse Stock Split.  Instead, all fractional shares will be rounded up, so that a holder of pre-split shares will receive, in lieu of any fraction of a post-split share to which the holder would otherwise be entitled, an entire post-split share.  No cash payment would be made to reduce or eliminate any fractional share interest. The result of this “rounding-up” process will increase slightly the holdings of those stockholders who currently hold a number of pre-split shares that would otherwise result in a fractional share after consummating the Reverse Stock Split.

Federal Income Tax Consequences

The following summary of certain material federal income tax consequences of the Reverse Stock Split does not purport to be a complete discussion of all of the possible federal income tax consequences and is included for general information only.  Further, it does not address any state, local, foreign or other income tax consequences, nor does it address the tax consequences to stockholders that are subject to special tax rules, such as banks, insurance companies, regulated investment companies, personal holding companies, foreign entities, nonresident alien individuals, broker-dealers and tax-exempt entities.  The discussion is based on the United States federal income tax laws as of the date of this Information Statement.  Such laws are subject to change retroactively as well as prospectively.  This summary also assumes that the shares of Common Stock are held as “capital assets,” as defined in the Internal Revenue Code of 1986, as amended. The tax treatment of a stockholder may vary depending on the facts and circumstances of such stockholder.

EACH STOCKHOLDER IS URGED TO CONSULT WITH SUCH STOCKHOLDER’S TAX ADVISOR WITH RESPECT TO THE PARTICULAR TAX CONSEQUENCES OF THE REVERSE STOCK SPLIT.

No gain or loss should be recognized by a stockholder as a result of the Reverse Stock Split; provided, however, any whole shares received in lieu of fractional shares may result in a taxable gain or loss.  The aggregate tax basis of the shares received in the Reverse Stock Split will be the same as the stockholder’s aggregate tax basis in the shares exchanged.  The stockholder’s holding period for the shares received in the Reverse Stock Split will include the period during which the stockholder held the shares surrendered as a result of the Reverse Stock Split.  The Company’s views regarding the tax consequences of the Reverse Stock Split are not binding upon the Internal Revenue Service or the courts, and there is no assurance that the Internal Revenue Service or the courts would accept the positions expressed above.  The state, local and foreign tax consequences of the Reverse Stock Split may vary significantly as to each stockholder, depending on the jurisdiction in which such stockholder resides.

The total number of shares of stock of each class which the Corporation shall have authority to issue and the par value of each share of each class of stock are as follows:

Class	Par Value	Authorized Shares
Common	$0.001	300,000,000
Preferred	$0.001	2,000,000

Total		302,000,000

NO DISSENTERS’ RIGHTS

Under Delaware law, stockholders are not entitled to dissenters’ rights with respect to the transactions described in this Information Statement.

ADDITIONAL INFORMATION

The Company is subject to the informational requirements of the Securities Exchange Act of 1934 and files annual, quarterly and current reports, proxy statements and other information with the Securities and Exchange Commission (the “SEC”).  Such reports, proxy statements and other information may be inspected at the public reference room of the SEC at 100 F Street, N.E., Washington D.C. 20549. Copies of such material can be obtained from the facility at prescribed rates.  Please call the SEC toll free at 1-800-SEC-0330 for information about its public reference room. Because the Company files documents electronically with the SEC, you may also obtain this information by visiting the SEC’s Internet website at http://www.sec.gov.

By Order of the Board of Directors,

Peter Klamka
Chairman of the Board, CEO, President

Dated:   Otcober __, 2011

EXHIBIT A

CERTIFICATE OF AMENDMENT TO THE
CERTIFICATE OF INCORPORATION OF
CEPHAS HOLDING CORP

Pursuant to sections 242 and 245 of the General Corporation Law of the State of Delaware, the undersigned person, desiring to amend the certificate of incorporation of CEPHAS HOLDING CORP, under the laws of the State of Delaware, does hereby sign, verify, and deliver to the Office of the Secretary of State of Delaware, this amendment to the certificate of incorporation for the above-named company (hereinafter referred to as the "Corporation"):

1.   The amendment contained herein was approved by a majority vote of shareholders of the Corporation on October ___ 2011.

2.   Article Fourth is hereby amended by adding at the end thereof the following: "At the effective time of the certificate of amendment filed with the Secretary of State of the State of Delaware on October ___ 2011., each share of common stock of the Corporation issued and outstanding as of the record date set by the Corporation's board of directors will be subject to a Two hundred and fifty   for one reverse split, with all fractional shares being rounded up to the nearest whole share.

IN WITNESS WHEREOF, the Corporation has caused this Certificate of Amendment to the Certificate of Incorporation to be signed by Peter Klamka, its Chief Executive Officer, this ___th day of October ___ 2011.

/s/ Peter Klamka
Peter Klamka,
Chief Executive Officer